As filed with the Securities and Exchange Commission on January 15, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

ALTISOURCE RESIDENTIAL CORPORATION

(Exact name of registrant as specified in its charter)

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

(340) 692-1055

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen H. Gray, Esq.

General Counsel and Secretary

Altisource Residential Corporation

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

(340) 692-1055 (Phone)

(340) 692-1046 (Fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer A. Bensch, Esq. Weil, Gotshal & Manges 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Myles Pollin, Esq. James O’Connor, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300 (Phone) (212) 839-5599 (Fax)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-192422.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common stock, $0.01 par value per share	$92,220,000	$11,878

(1)	The registrant previously registered shares of its common stock for a proposed maximum aggregate offering price of $463,000,000 pursuant to a Registration Statement on Form S-11 (File No. 333-192422), as amended, which registration statement was declared effective by the Securities and Exchange Commission on January 15, 2014, for which a registration fee of $59,635 was previously paid. This Registration Statement is for an increase in the maximum aggregate offering price of $92,220,000, based on the public offering price.
(2)	Based on the public offering price. Includes shares subject to the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed by Altisource Residential Corporation (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction G to Form S-11. This registration statement relates to the Company’s prior registration statement on Form S-11 (Registration No. 333-192422), originally filed on November 20, 2013, as amended (the “Prior Registration Statement”), which was declared effective on January 15, 2014. The contents of the Prior Registration Statement, including all exhibits thereto, are incorporated by reference herein. This registration statement covers the registration of additional shares of the Company’s common stock described in the prospectus constituting a part of the Prior Registration Statement having a maximum aggregate offering price of $92,220,000.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frederiksted, St. Croix, United States Virgin Islands, on January 15, 2014.

Altisource Residential Corporation

By:	/s/ Kenneth D. Najour
Name:	Kenneth D. Najour
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 15, 2014.

	Signature	Title	Date

	* William C. Erbey	Chairman of the Board of Directors	January 15, 2014

	* Michael A. Eruzione	Director	January 15, 2014

	*	Director	January 15, 2014
Robert J. Fitzpatrick

	* James H. Mullen, Jr.	Director	January 15, 2014

	* David B. Reiner	Director	January 15, 2014

	* Ashish Pandey	Chief Executive Officer (Principal Executive Officer)	January 15, 2014

	/s/ Kenneth D. Najour Kenneth D. Najour	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 15, 2014

* By:	/s/ Kenneth D. Najour
	Kenneth D. Najour Attorney-in-fact		January 15, 2014

EXHIBIT INDEX

All exhibits previously filed or incorporated by reference in the registrant’s Prior Registration Statement (Registration No. 333-192422), as amended, are incorporated by reference into, and shall be deemed to be a part of this filing, except for the following, which are filed herewith.

Exhibit Number	Description

5.1	Opinion of Saul Ewing LLP regarding the validity of the securities being registered.

8.1	Opinion of Weil, Gotshal & Manges LLP regarding certain tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

24	Power of Attorney (included in signature page to the registrant’s Prior Registration Statement (Registration No. 333-192422) filed on November 20, 2013).